KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE

CRANBURY, NEW JERSEY – November 15, 2010 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold in Western Europe, Eastern Europe and Turkey.

Effective January 1, 2011, or as permitted by contract, prices for all KronosTM titanium dioxide products sold in Western Europe, Eastern Europe and Turkey will be increased by 200 Euro per metric ton to 250 Euro per metric ton, depending on the grade (or equivalent in other currencies).

This increase is in addition to the increases previously announced.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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